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                                 VF CORPORATION
                      DISCRETIONARY EXECUTIVE BONUS PLAN


I.       INTRODUCTION
         The objective of the Discretionary Executive Bonus Plan (the "Plan") is to provide incentive bonus compensation to senior members of the management team of VF Corporation and its subsidiaries (the "Company") upon the achievement of one or more performance goals established each fiscal year. The Plan is based on the assumption that providing such incentive bonus compensation to the Company's senior management team will motivate them toward an even greater contribution to the results of the Company.


II.      DEFINITIONS

         A. COMMITTEE - The Organization and Compensation Committee of the Board of Directors of the Company, or its successor committee.

         B. PARTICIPANT - An employee of the Company designated by the Committee.

         C. PERFORMANCE OBJECTIVE - The goal or goals established by the Committee for each Participant for each Plan Period.

         D. PLAN PERIOD - The Company's fiscal year, commencing with the 1995 fiscal year.

         E. RETIREMENT - As used in the Plan, Retirement is defined as withdrawal from the regular workforce and entitlement to early, normal or late retirement benefits, in accordance with the Company's pension plan.

         F. TARGET INCENTIVE AWARD - The target incentive bonus established by the Committee for a Participant for a Plan Period.


III.     OPERATION OF THE PLAN

         A. ESTABLISHMENT OF TARGET INCENTIVE AWARDS - No later than 90 days after the commencement of each Plan Period, the Committee will establish in writing a Target Incentive Award for each Participant for such Plan Period.

         B. ESTABLISHMENT OF PERFORMANCE OBJECTIVE - No later than 90 days after the commencement of each Plan Period, the Committee will establish a range of values for the Performance Objective for such Plan Period based on relative percentages of the Performance Objective attained (the "Incentive Awards").
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         C.  CALCULATION OF INCENTIVE AWARDS - Incentive Awards will be paid to each Participant by reference to the actual attainment of the Performance Objective relative to the Performance Objective levels established by the Committee for the Plan Period. Notwithstanding the foregoing or any provision of Section IV, the Board of Directors of the Company may in its sole discretion increase or reduce Incentive Awards based on its assessment of individual performance or such other factors as it deems relevant.

         D. PAYMENT OF INCENTIVE AWARDS - Payment of Incentive Awards for a Plan Period will be made in cash as soon as practicable following the determination of the amount of the Incentive Awards.


IV.      CONTINGENCIES

         A. EMPLOYMENT TERMINATION - Except as provided in Sections IV.B, IV.C and IV.E regarding permanent disability, death and Retirement, or unless the Committee exercises its discretion under Section IV.D, a Participant who terminates employment voluntarily or who is terminated involuntarily prior to his or her receipt of an Incentive Award payment under this Plan forfeits all such payments. A Participant who is employed by the Company at the end of a Plan Period shall not be deemed or considered to have accrued any right to or vested in an Incentive Award for the Plan Period.

         B. PERMANENT DISABILITY - A Participant whose employment with the Company is terminated by reason of permanent disability is eligible to participate in the Plan for the Plan Period in which he or she becomes permanently disabled. Subject to the exercise by the Committee of its discretion under Section III.C. the Incentive Award payment will be calculated as if termination had not occurred, but payment will be prorated according to the Participant's actual length of active service during the Plan Period.

         C. DEATH - The estate of a Participant whose employment with the Company is terminated by reason of death during the Plan Period is eligible to receive a pro rata share of the Incentive Award payment to which the Participant would have been entitled. The pro rata share will be calculated according to the Participant's actual length of active service during the Plan Period.

         D. COMMITTEE DISCRETION - The Committee may grant an Incentive Award for a Plan Period to a terminated employee who had been a Plan Participant for part or all of the Plan Period if, in the Committee's judgment, the payment of such Incentive Award would be in the best interest of the Company. Subject to the discretion under Section III.C above, any such Incentive Award payment will be calculated as if termination had not occurred, but with payment prorated according to the Participant's actual length of active service during the Plan Period.
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         E.  RETIREMENT - A Participant whose Retirement occurs prior to the distribution of an Incentive Award for a Plan Period does not forfeit the payment of such Incentive Award. Subject to the Board of Director's discretion under Section III.C., the Incentive Award payment will be calculated as if Retirement had not occurred, but payment will be prorated according to the Participant's actual length of active service during the Plan Period.

V.       ADMINISTRATION
         Except as otherwise provided in the Plan, the Committee shall have the authority and responsibility for interpretation and administration of the Plan.

VI.      AMENDMENT AND TERMINATION
         The Board of Directors of the Company shall have the power to amend, modify, suspend or terminate this Plan or any part thereof at any time.

VII.     GENERAL PROVISIONS

         A. NO RIGHT TO EMPLOYMENT - The grant of an Incentive Award shall not be construed as giving a Participant the right to be retained in the employ of the Company, nor will it affect in any way the right of the Company to terminate such employment at any time, with or without cause. In addition, the Company may at any time dismiss a Participant from employment free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan.

         B. NO LIMIT ON OTHER COMPENSATION ARRANGEMENT - Nothing contained in the Plan shall prevent the Company from adopting or continuing in effect other or additional compensation arrangements, and such arrangements may be either generally applicable or applicable only in specific cases.

         C. GOVERNING LAW - The validity, construction and effect of the Plan or any Incentive Award hereunder shall be determined in accordance with the laws of the Commonwealth of Pennsylvania.

         D. NO TRUST OR FUND CREATED - Neither the Plan nor any Incentive Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a Participant or any other person. To the extent that any Participant or other person acquires a right to receive payments from the Company pursuant to the Plan, such right shall be no greater than the right of any unsecured general creditor of the Company.

         E. HEADINGS - Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

VIII.    EFFECTIVE DATE
         The Plan is effective initially for the fiscal year ended on or about December 31, 1995.